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BENCHMARK ELECTRONICS, INC.
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Benchmark Electronics, Inc. made the following letter from Gayla Delly, President and Chief Executive Officer, available to its shareholders as part of its 2015 Annual Report, which is being mailed to shareholders on March 29, 2016.

To Our Shareholders:

Benchmark had a solid year in 2015, supported by the strength of our business model, focused strategic execution and strong operational performance. Against a challenging macroeconomic backdrop for our industry, we made significant progress on our strategic priorities, made targeted and meaningful investments for the future, and finished 2015 with strong year-over-year profitability gains and free cash flow generation.

Building on our progress in 2015, we continue to advance our long-term strategy and believe we have a tremendous opportunity ahead. We continue to reshape our portfolio towards higher-growth and higher-margin businesses, strengthen our positioning relative to our competitors, and remain committed to delivering value to all Benchmark shareholders through a disciplined capital allocation strategy.

Our Strategic Priorities:

Portfolio Management. Our top strategic priority is to continue shifting our portfolio to the higher-value end markets of Medical, Industrials (including aerospace and defense), and Test & Instrumentation. Our longer term goal is to achieve a 70% business mix in higher-value markets, and our new bookings support a 10% annual growth rate in these markets as we progress towards this target. These higher-value markets have greater outsourcing opportunities, longer product life cycles and contract terms, and provide significant growth and margin potential well in excess of traditional markets in our sector. We have significant capabilities to leverage our leadership position in these markets to continue to win new business and expand revenue streams and margins.

As we evolve our portfolio, we remain committed to offering highly differentiated, customer-focused solutions to customers in our traditional computing and telecommunications end markets. We will continue to maintain and build close relationships with these clients, and seek to increase our market share by understanding, anticipating and meeting their needs.

Investment in Productivity & Efficiency. Our lean operating initiatives have improved the quality and efficiency of our operations. Accordingly, in the fourth quarter of 2015, we established our long-term operating margin target of 5%. Along with our portfolio transition, we are raising customer awareness of our capabilities and engaging earlier in the product development process, leading our engagements with engineering solutions for full product design and long life-cycle manufacturability. Our customers see significant value in early engagement with engineering and value-added solutions, which drive richer and more cohesive relationships.

Our mission is to remain focused on our core competencies, while strategically expanding our services in ways that ensure longer term sustainability and success. In addition to our lean operating initiatives, we employ discipline and rigor to our investment analysis, continually evaluating our existing abilities while seeking growth opportunities that align with our customers’ priorities and expected future needs. Our long-term goals are clear, and we are dedicated to reaching them in spite of short-term headwinds. We expect to achieve our objectives through disciplined focus on our operational excellence initiatives, ongoing optimization of our cost structure, and best-in-class execution across internal business priorities, including working capital management.

Balanced Capital Deployment. The strength of our balance sheet and our proven ability to generate cash throughout business cycles provides an excellent opportunity to drive profitable growth and return capital to shareholders. Our goal centers around a balanced deployment of capital through targeted organic investments, close-to-core or highly adjacent M&A, and share repurchases. We invest organically to drive growth and extend our business model with our customers based on our rigorous customer care process. Further, strategic acquisitions have historically been a key component of our growth strategy, and we will continue to prudently and opportunistically seek out companies that complement our higher-value market focus, create new engineering opportunities, and deliver attractive returns on our investment. Finally, complementing our investments in internal and external growth opportunities, we will maintain our target of returning greater than 50% of free cash flow to shareholders through share repurchases.

2015 Achievements:

Continued progress on our portfolio transformation. We are very pleased with the progress we made across our portfolio in 2015. For the full year, we achieved a record 55% of revenues from our higher-value markets, up from 50% in 2014. Our new bookings mix also shifted towards higher-value sectors, which supports our longer-term goal of generating at least 70% of our revenue and bookings from these sectors. To further capitalize on opportunities in our target markets, we revitalized our go-to-market activities by adding new global sales leadership. With these enhancements, we are excited and optimistic about our long-term top line and margin growth even in a difficult operating environment.

Enhanced profitability. Throughout 2015, we maintained our focus on improving operating efficiency and increasing our capabilities, resulting in enhanced profitability. Our 2015 operating margin showed strong growth over 2014. Our increased operating margins reflect the success of our strategy to increase sales in higher-value markets, deliver greater value for our customers and execute on our operational excellence initiatives. We also continue to invest in design engineering talent and solutions. During the second half of 2015, we added incremental engineering leadership and have recently integrated our three regional design centers under one global leadership team. These actions provide a stronger platform to drive profitable growth and support our 5% operating margin target.

Increased cash flows and returned capital to shareholders. For the full year, we had strong operating cash flows of $147 million, of which we deployed $38 million toward capital expenditures. We repurchased 3.1 million shares for $68 million, which represented 63% of annual free cash flow – well in excess of our annual target of returning greater than 50% of free cash flow to shareholders. Our track record of consistently returning capital to shareholders through share repurchases, which now stands at 34 consecutive quarters, remains unmatched in our industry. At the end of 2015, we had $135 million remaining under our share repurchase authorization.

Acquired Secure Technology. Strategic acquisitions continue to complement our organic growth initiatives. In November of 2015, we acquired Secure Technology, a market leader that specializes in providing engineered and ruggedized products for complex industrial, aerospace and defense applications. Secure adds meaningful engineering strength in these targeted markets and directly aligns with our strategy to broaden our engineering capabilities. With Secure’s catalogue of engineered technology and proprietary solutions, we have increased our tools to accelerate and build upon our strategy to diversify our business and cost effectively deliver solutions to customers in our higher-value target markets. The Secure integration is proceeding according to plan, and is expected to be EPS- and cash-flow accretive in 2016. From a cost perspective, we are successfully realizing manufacturing, procurement and corporate overhead synergies. We are pleased to have Secure’s talented team on board and look forward to capitalizing on the Secure transaction to create substantial value for Benchmark shareholders and customers.

Our Future Plans:

We are excited about the opportunities to continue our transformation toward higher-value end markets and shape our portfolio to deliver steady, profitable growth. Our expected new program ramps will result in a greater higher-value technology mix with a more stable customer base, creating a significant opportunity for Benchmark and its stakeholders. As we look ahead, we will continue to operate with discipline and an unrelenting focus on shareholder value creation. Based on our success in 2015, we are as confident as ever that we have the right strategies and capabilities in place to transform Benchmark into a faster-growing, more profitable business.

On behalf of the Benchmark Board and management team, I thank our dedicated employees for their commitment to providing exceptional services and solutions to our customers, while executing on our initiatives. We also greatly appreciate the loyalty and support of our shareholders, customers and suppliers.

We expect 2016 to be an even more exciting and successful year for Benchmark, and we look forward to reporting on our continued progress.

/s/ Gayla J. Delly
President and Chief Executive Officer

Additional Information and Where to Find It

Benchmark has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2016 Annual Meeting and is mailing the definitive proxy statement and accompanying white proxy card to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information. Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also are available free of charge on Benchmark’s website at www.bench.com under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.